Exhibit 10 (b)

Name

Address 1

Address 2

Dear                         :

The Empire District Electric Company

2006 Stock Incentive Plan (the “Plan”)

Form of Notice of Non-Qualified Stock Option Award

This is to advise you that effective as of [             ] (the “Grant Date”), The Empire District Electric Company (“the Company”) has granted to you an option (“Option”) under the Plan consisting of the right to purchase                        shares of Common Stock of the Company (“Stock”) at an Option price of [             ] per share, subject to the conditions and terms herein stated and the applicable terms and conditions of the Plan (copy attached).

This Option is not intended to be, and will not be treated as, an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

1.             Exercisability.  This Option shall vest and become exercisable on the earlier of the third anniversary of the Grant Date or the date of a Change in Control of the Company.  Thereafter, this Option shall remain exercisable until the tenth anniversary of the Grant Date unless sooner terminated pursuant to Section 2 below.

2.             Termination of Employment.  In the event of the termination of your employment with the Company and its Subsidiaries by reason of your death, Retirement, Disability, involuntary termination by the Company and its Subsidiaries without Cause or voluntary termination by you with the consent of the Committee, this Option, if not already exercisable, shall become exercisable on the date determined pursuant to the first sentence of Section 1 above and shall remain exercisable until the tenth anniversary of the Grant Date.  A termination of employment for any of the reasons specified in the preceding sentence is hereinafter referred to as a “Designated Termination.”  In the event of the involuntary termination of your employment by the Company and its Subsidiaries for Cause, this Option shall terminate immediately upon such termination of employment.  In the event of the voluntary termination of your employment by you without the consent of the Committee, this Option shall terminate on the 30th day following such termination of employment, and shall be exercisable prior to such termination only to the extent it has become exercisable, or becomes exercisable during that 30-day period pursuant to the first sentence of Section 1 above.

3.             Exercise.  After this Option becomes exercisable pursuant to Section 1 above and during the period that this Option remains exercisable pursuant to Sections 1 and 2 above, this Option may be exercised in whole or in part by filing a written notice with the Company.  The exercise notice must specify the number of shares of Stock which you elect to purchase and must be accompanied by payment of the Option price (including any applicable withholding taxes) for such shares of Stock indicated by your election.  Payment of the Option price (and any applicable withholding taxes) shall be made in cash or shares of Stock having a Fair Market Value (as defined in the Plan) on the date of the exercise of this Option equal to the Option price payable under this Option or a combination of cash and shares of Stock, and no shares of Stock shall be issued upon exercise of this Option until full payment has been made therefore.

4.             Heirs and Successors.  This Award shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any of your rights or benefits distributable to you under this Award have not been exercised or distributed, respectively, at the time of your death, such rights shall be exercisable by your Designated Beneficiary, and such benefits shall be distributed to your Designated Beneficiary, in accordance with the provisions of this Award and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by you in a writing filed with the Committee in such form and at such time as the Committee shall require.  If you are deceased and failed to designate a beneficiary, or if the Designated Beneficiary does not survive you, any rights that would have been exercisable by you and any benefits distributable to you shall be exercised by or distributed to the legal representative of your estate.  If you are deceased and have designated a beneficiary and the Designated Beneficiary survives you but dies before the Designated Beneficiary’s exercise of all rights under this Award or before the complete distribution of benefits to the Designated Beneficiary under this Award, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

5.             Administration.  The authority to manage and control the operation and administration of this Award shall be vested in the Committee identified in the Plan, and the Committee shall have all of the powers with respect to this Award that it has with respect to the Plan.  Any interpretation of this Award by the Committee and any decision made by it with respect to this Award are final and binding on all persons.

6.             Amendment.  This Award may be amended by written agreement between you and the Company, without the consent of any other person.

7.             Nontransferability.  This Award shall not be transferable except by will or the laws of descent and distribution or by beneficiary designation in accordance with Section 5 above and shall be exercisable during your lifetime only by you.

8.             Taxes.  The Company shall be entitled to withhold the amount of any withholding tax payable with respect to the Option and to sell such number of shares of Stock as may be necessary to produce the amount so required to be withheld, unless the recipient supplies to the Company cash in the amount requested by the Company for the purpose.

9.             Employee and Shareholder Status.  This Award does not constitute a contract of continued service and does not give you the right to be retained as an employee of the Company or any of its Subsidiaries.  This Award does not confer upon you or any other holder thereof any right as a shareholder of the Company prior to the issuance of shares of Stock pursuant to the exercise of the Option.

10.           Plan Governs.  Notwithstanding anything in this Award to the contrary, the terms of this Award shall be subject to the terms of the Plan.

11.           Rules Relating to Termination of Employment.  For purposes of this Award, the date of termination of your employment shall be the first day occurring on or after the Grant Date on which you are not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of you between the Company and a Subsidiary or between two Subsidiaries; and further provided that your employment shall not be considered terminated while you are on a leave of absence from the Company or a Subsidiary approved by your employer.  If, as a result of a sale or other transaction, your employer ceases to be a Subsidiary (and your employer is or becomes an entity that is separate from the Company), and you are not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then, the occurrence of such transaction shall be treated as the date of termination of your employment caused by you being discharged by the employer.

12.           Definitions.  For purposes of this Award, the terms used in this Award shall have the following meanings:

(i)                            Cause.  A termination of employment for “Cause” means any termination of your employment by the Company or any of its Subsidiaries for (i) serious, willful misconduct in respect of your obligations to the Company or its Subsidiaries, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by a binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal; or (iii) your willful and continual failure to substantially perform your duties for the Company or any of its Subsidiaries (other than resulting from your incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed to substantially perform.

(ii)                           Change in Control.  A “Change in Control” of the Company shall mean “a change in the ownership or effective control” of the Company, or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and Internal Revenue Service guidance thereunder.

(iii)                          Disability.  Except as otherwise provided by the Committee, “Disability” means the determination by the Committee, in its sole discretion, that a permanent and total disability Notice of Non-exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

(iv)                          Retirement.  “Retirement” means your retirement on an “Early Retirement Date” or on or after your “Normal Retirement Date,” as those terms are defined in The Empire District Electric Company Employees’ Retirement Plan.

(v)                           Voting Securities.  “Voting Securities” means any securities which carry the right to vote generally in the election of directors.

(vi)                          Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Award.

Please acknowledge receipt of this Notice of Award by signing and returning to the Secretary of the Company the enclosed copy thereof, together with a completed and signed beneficiary designation form.

Very truly yours,

Chairman of the Plan Committee

Receipt of the foregoing Notice of Non-Qualified
Stock Option Award is hereby acknowledged.
My signed beneficiary designation form is attached.

Name

Date